Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form 1-A of our Independent Auditor’s Report dated June 10, 2020, relating to the balance sheet of Draxo Technology, Inc. as of December 31, 2019, and the related statement of operations, changes in stockholders’ equity and cash flows for the period from Inception on March 27, 2019 through December 31, 2019, and the related notes to the financial statements. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Goff Backa Alfera & Company, LLC

Pittsburgh, Pennsylvania

September 14, 2020